STATE OF DELAWARE
FORM OF CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Montage Managers Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

Please change name of Trust from “Montage Managers Trust” to “Palmer Square Opportunistic Income Fund.”
[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file day). This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the __day of July, 2014 A.D.

By:
Initial Trustee

Name:	Rita Dam
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